SUBSIDIARIES OF WORKIVA LLC

Name	Jurisdiction

Workiva International LLC	Delaware
Workiva Canada ULC	Canada
Workiva Netherlands B.V.	Netherlands
WebFilings Brasil Relatorios Empresariais Online Ltda	Brazil